LINCOLN NATIONAL VARIABLE ANNUITY FUND A

Board of Managers Meeting
December 8, 2008

Resolution No. 36

Amendment to Rules and Regulations

RESOLVED, That pursuant to Article VI of the Rules and Regulations of Lincoln National Variable Annuity Fund A (“Fund”), Article II of the Rules and Regulations are hereby amended to add new Sections 6 and 7, as presented at this meeting; and

RESOLVED FURTHER, That pursuant to Article VI of the Rules and Regulations of the Fund, the current Sections 7 and 8 in Article II are renumbered as Sections 8 and 9; and

RESOLVED FURTHER, That the officers of the Fund be, and they hereby are, authorized and directed to take such further action and execute and deliver all documents as may be necessary to carry out this resolution.

ARTICLE II
VARIABLE ANNUITY CONTRACT OWNERS

SECTION 6.  Voting.   The number of votes which a Contract Owner of an Individual Variable Annuity Contract or an Individual Retirement Annuity Contract in the accumulation period may cast is equal to the number of accumulation units under the contract.  In the annuity period, the Contract Owner of an Individual Variable Annuity Contract or an Individual Retirement Annuity Contract may cast the number of votes equal to (i) the amount of assets established in the Fund to meet the annuity obligations related to such contract divided by (ii) the value of an accumulation unit.   Fractional votes shall be counted but each Contract Owner shall have at least one vote.

The number of votes which a Contract Owner may cast for Participants under a Group Variable Annuity Contract or a Group Retirement Annuity Contract in the accumulation period is equal to the number of accumulation units under the Contract.  For Participants receiving annuity payments, the Contract Owner of a Group Variable Annuity Contract or a Group Retirement Annuity Contract may cast the number of votes equal to (i) the amount of the assets established in the Fund to meet the annuity obligations related to such Participants divided by (ii) the value of an accumulation unit.  Fractional votes shall be counted, but each Contract Owner shall have at least one vote.

During the accumulation period, a Participant under a Group Variable Annuity Contract or a Group Retirement Annuity Contract will have the right to instruct the Contract Owner with respect to the votes attributable to his individual account.  During the accumulation period, a Participant under an Individual Variable Annuity contract or an Individual Retirement Annuity Contract, if any, will have the right to instruct the Contract Owner with respect to the votes attributable to his individual account.  During the annuity period, a Participant under a Group Variable Annuity Contract or a Group Retirement Annuity Contract or a Participant under an Individual Variable Annuity Contract or an Individual Retirement Annuity Contract, if any, will have the right to instruct the Contract Owner with respect to the votes attributable to the amount of the assets established in the Fund to meet the annuity obligations to such Participant.

The number of votes which each Contract Owner may cast shall be determined as of a date, to be chosen by the Board of Managers, within 90 days of the date of the meeting.  To be entitled to vote, a Contract Owner must have been an Owner on the date the number of votes was determined.

  The Lincoln shall provide proxy materials and Notices required pursuant to SECTION 3 of this Article to all Contract Owners and Participants entitled to vote at any meeting of Contract Owners.  Lincoln will also send proxy materials and information to solicit voting instructions to each Participant having the right to instruct a Contract Owner with respect to any votes.

With respect to Group Variable Annuity Contact or Group Retirement Annuity Contracts, Lincoln will tabulate the voting instructions and provide the results to the Group Contract Owners.  Contract Owners shall cast the votes for which instructions have been received in accordance with such instructions.  All votes for which instructions have not been received (other than those as to which no Participant is entitled to give instructions) shall be cast in the same proportions as those for which instructions were received.  If a Group Contract Owner fails to cast its ballot, Lincoln will cast all votes for such Group Contract Owner in the same proportion as those for which Lincoln received voting instructions.

In those instances when the Participant has the right to instruct the Contract Owner of an Individual Variable Annuity Contract or an Individual Retirement Annuity Contract, Lincoln will tabulate the voting instructions from the Participants and provide the results to the Contract Owner.  Contract Owners shall cast the votes for which instructions have been received in accordance with such instructions.   All votes for which instructions have not been received (other than those as to which no Participant is entitled to give instructions) shall be cast in the same proportions as those for which instructions were received.  If a Contract Owner fails to cast its ballot, Lincoln will cast all votes for such Contract Owner in the same proportion as those for which Lincoln received voting instructions.

When Lincoln’s records no longer reflect a Contract Owner of record or a current address for a Contract Owner of record, Lincoln will make a reasonable effort to locate such Contract Owner. However, if Lincoln cannot identify or reach such a Contract Owner and Participants are still participating under the Group or Individual Contract, Lincoln will solicit voting instructions from such Participants and cast all votes with respect to such Contract in the same proportion as those for which Lincoln received voting instructions from Participants under the Contract.

                      SECTION 7.  ADJOURNED MEETING; NOTICE.  Any meeting of the Contract Owners,  whether or not a quorum is present, may be adjourned from time to time (and at any time during the course of the meeting) by a majority of the votes cast by those Contract Owners present in person or by proxy, or by the chairperson of the meeting.  Any adjournment may be with respect to one or more proposals, but not necessarily all proposals, to be voted or acted upon at such meeting and any adjournment will not delay or otherwise affect the effectiveness and validity of a vote or other action taken at a meeting of the Contract Owners prior to adjournment.

When any meeting of the Contract Owners is adjourned to another time or place, notice need not be given of the adjourned meeting at which the adjournment is taken, unless a new record date of the adjourned meeting is fixed or unless the adjournment is for more than one hundred eighty (180) days from the record date set for the original meeting, in which case the Board of Managers shall set a new record date.  If notice of any such adjourned meeting is required pursuant to the preceding sentence, it shall be given to each Contract Owner of record entitled to vote at the adjourned meeting and to each Participant having the right to instruct a Contract Owner with respect to any votes, in accordance with the provisions of SECTION 3 of this Article II.  At any adjourned meeting, the Fund may transact any business which might have been transacted at the original meeting.

SECTION 8.  Order of Business.  The order of business at the meetings of the Contract Owners shall be determined by the presiding officer to accomplish the  purpose or purposes of the meeting.

SECTION 9.  Inspectors.  At each meeting of the  Contract Owners the polls shall be opened and closed, the  proxies and ballots shall be received and be taken in  charge, and all questions touching the qualification of  voters or the validity of proxies and the acceptance or  rejection of votes shall be decided by three inspectors.   Such inspectors, who need not be Contract Owners, shall be  appointed by the Board of Managers before the meeting, or if  no such appointment shall have been made, then by the  presiding officer of the meeting.  In the event of failure, refusal or inability of any inspector previously appointed to serve, the presiding officer may appoint any person to fill such vacancy.

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